ISSUER FREE WRITING PROSPECTUS

Dated June 6, 2012

Filed Pursuant to Rule 433

Registration No. 333-181686

AMERICAN REALTY CAPITAL PROPERTIES, INC.
FREE WRITING PROSPECTUS

American Realty Capital Properties, Inc. (the “Company”) filed a registration statement on Form S-11 (including a prospectus) with the SEC on May 25, 2012. The registration statement has not yet become effective. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The preliminary prospectus, dated May 25, 2012, is available on the SEC Web site at

http://sec.gov/Archives/edgar/data/1507385/000114420412031826/v314528_s11.htm.

Alternatively, the Company or any underwriter participating in the offering will arrange to send you the prospectus and/or supplements thereto if you request them by calling toll-free 1-877-373-2522.

On June 6, 2012, the Company filed a Current Report on Form 8-K with the SEC, which included a press release issued on that same date, as Exhibit 99.1 to such report. The Form 8-K and press release are attached hereto.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 6, 2012

AMERICAN REALTY CAPITAL PROPERTIES, INC.
(Exact name of Registrant as specified in its charter)

Maryland	001-35263	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of principal executive offices)

(212) 415-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On June 6, 2012, American Realty Capital Properties, Inc. (the “Company”) announced that it will participate in REITWeek 2012, NAREIT’s Investor Forum, in New York, New York, on June 12—14, 2012. Nicholas S. Schorsch, the Company’s chief executive officer, will make a presentation on June 12, 2012 at 2:15 p.m., which will be webcast live.

A copy of the Company’s press release announcing the foregoing is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release dated June 6, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

June 6, 2012	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and
Chairman of the Board of Directors

CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties to Participate in NAREIT Conference

New York, New York, June 6, 2012 – American Realty Capital Properties, Inc. (NASDAQ: ARCP) (the “Company”) announced today that it will participate in REITWeek 2012, NAREIT’s Investor Forum, in New York, New York, on June 12-14, 2012. Nicholas S. Schorsch, the Company’s Chairman and Chief Executive Officer, will make a presentation on Tuesday, June 12, 2012 at 2:15 p.m. Eastern Time, which will be webcast live. Details on how to access the live webcast can be found below.

Webcast Details

Date: Tuesday, June 12, 2012

Time: 2:15 p.m. Eastern Time

Webcast Link: http://reitstream.com/reitweek2012/americanrealtycapitalproperties

The webcast will be available to view at www.americanrealtycapitalproperties.com for 90 days following the live presentation.

Important Notice

American Realty Capital Properties, Inc. is a publicly-traded Maryland corporation listed on The NASDAQ Capital Market that intends to qualify as a real estate investment trust focused on owning and acquiring single tenant, freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.

ARCP filed a registration statement on Form S-11 (including a prospectus) with the SEC on May 25, 2012. The registration statement has not yet become effective. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents ARCP has filed with the SEC for more complete information about ARCP and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The preliminary prospectus, filed on May 25, 2012, is available on the SEC Web site at:

http://www.sec.gov/Archives/edgar/data/1507385/000114420412031826/v314528_s11.htm

Alternatively, ARCP or any underwriter participating in the offering will arrange to send you the prospectus and/or supplements thereto if you request them by calling toll-free 1-877-373-2522.